EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE


CONTACTS:     MEDIA:    JAMES E. MAHONEY                      CHARLES G. SALMANS
                        FLEET FINANCIAL GROUP                     QUICK & REILLY
                        (617) 346-5472                            (212) 747-6885

           INVESTOR:    THOMAS R. RICE
                        FLEET FINANCIAL GROUP
                        (617) 346-0148

           FLEET FINANCIAL GROUP COMPLETES PURCHASE OF QUICK & REILLY

     BOSTON, MASS., FEBRUARY 2, 1998 - Fleet Financial Group, Inc. (NYSE: FLT) today announced that it has completed the acquisition of Quick & Reilly Group, Inc., one of the nation's largest discount brokerage firms, and holding company for four other financial services firms. The stock-for-stock transaction, announced September 17, 1997, has a value of approximately $1.6 billion. Quick & Reilly shareholders received 0.578 shares of Fleet common stock for each share of Quick & Reilly.

     Quick & Reilly is a highly profitable financial services firm with gross revenues for the most recently reported nine months, ended November 30, 1997, of approximately $480 million. It consists of Quick & Reilly, Inc., the first New York Stock Exchange member firm to offer discount commission rates to individuals, with a network of 117 Investor Centers nationwide; U.S. Clearing, which provides clearing and execution services for more than 350 brokerage and banking firms; JJC Specialist, the second largest specialist firm on the floor of the New York Stock Exchange, which makes markets in stocks and other securities for 278 companies listed on the Big Board; Nash, Weiss, one of the nation's leading NASDAQ market makers, which makes a market in 3,500 over the counter (OTC) stocks; and SURETRADE, launched in November as a separate Internet securities broker dealer, with nearly 50,000 accounts.

     Quick & Reilly will retain its name and management team and operate within Fleet's Investment Management Services division. Quick & Reilly's management will report to Fleet vice chairman Gunnar Overstrom, who oversees all of Fleet's investment services businesses.

     Thomas C. Quick, president and chief operating officer of Quick & Reilly, has been elected to the Board of Directors of Fleet Financial Group, Inc.

     Terrence Murray, chairman and chief executive officer of Fleet said, "The acquisition of Quick & Reilly is a key step in our transformation into a diversified financial services company, creating a national distribution platform for Fleet investment products, adding a significant new source of fee-based income to Fleet's revenue base and furthering our long-standing goal of providing a much broader set of financial solutions to our customers.

     "The  addition  of Quick &  Reilly  to the  Fleet  franchise  will  have an immediate impact operationally, as it so strongly compliments our existing portfolio of financial solutions," said Mr. Murray. "Quick & Reilly's Internet services, for example, are a powerful new way for Fleet customers to conveniently trade securities and manage their investments. SURETRADE, Quick & Reilly's new Internet brokerage service, which now offers the lowest cost trades on the Internet, has attracted nearly 50,000 accounts in less than three months since its launch, and is one of the fastest Internet commerce start-ups ever.

     "In Quick & Reilly, we have a tremendous distribution platform and exciting business opportunity. In 1998, we will utilize the Quick & Reilly platform to expand the investment products and services available to our customers and to begin cross-selling other Fleet products, such as mortgages and credit cards," said Mr. Murray.

     Fleet Financial Group recently reported record results and strong financial ratios for 1997. Fleet reported net income of $1.303 billion. Return on assets
(ROA) and return on equity (ROE) were 1.59% and 19.53% respectively. Fleet also reported an efficiency ratio which improved to 56.2% compared with 60% in 1996, reflecting Fleet's continued emphasis on productivity and efficiency.

     Fleet Financial Group, headquartered in Boston, is an $85.5 billion diversified financial services company listed on the New York Stock Exchange (NYSE: FLT). The nation's sixth largest commercial lender and New England's leading small business lender, Fleet's lines of business include consumer banking, government banking, mortgage banking, corporate finance, commercial real estate lending, insurance services, discount brokerage services, equipment leasing and asset-based lending. Fleet also provides investment management services for both individuals and institutional clients and currently has over $75 billion in assets under management. With 1,200 branches and over 2,300 ATMs, Fleet also provides 24-hour telephone banking as well as electronic banking services through the Fleet PC Banking Center.